Exhibit 5.1

August 17, 2010

Ventura Assets Limited
2241 Flintridge Drive
Glendale, CA 91206

Gentlemen:

You have requested our opinion, as counsel for Ventura Assets Limited, a Colorado corporation (the “Company”), in connection with the post effective amendment No. 1, amendment No. 3, to the Form S-1 registration statement, under the Securities Act of 1933 (the “Act”), filed by the Company with the United States Securities and Exchange Commission.

The Registration Statement relates to an offering of 1,500,000 shares of the Company’s common stock.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Colorado of the United States. This opinion opines upon Colorado law including the statutory provisions, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP

195 Route 9 South, Suite 204, Manalapan, New Jersey 07726
Tel: (732) 409-1212 Fax: (732) 577-1188